VMware Announces Changes to Board of Directors

GoPro President, Former Microsoft and Skype Executive Anthony Bates and Former Dell and American
Airlines Executive Don Carty Join VMware Board of Directors

PALO ALTO, Calif., February 9, 2016 -- VMware, Inc. (NYSE: VMW), a global leader in cloud infrastructure and business mobility, today announced that Anthony J. Bates and Donald J. Carty have been elected to the VMware board of directors. Carty joined the board in December 2015 and Bates joined on February 8, 2016.

Bates currently serves as president and member of the board of directors at GoPro, Inc. Prior to GoPro, Bates was the executive vice president, Business Development and Evangelism of Microsoft Corporation and prior to that was the chief executive officer of Skype Inc. until its acquisition by Microsoft in 2011. He also served in various roles at Cisco Systems, Inc. and currently serves on the board of directors of Ebay Inc. and Sirius X.M. Holdings, Inc.

Carty has been a director of EMC since January 2015. His past roles include vice chairman and chief financial officer of Dell, Inc. from January 2007 to June 2008, and chairman and chief executive officer of AMR Corporation and American Airlines from May 1998 to April 2003. Carty is also chairman of Virgin America Airlines, Inc. and is a director of Canadian National Railway Company.

“We are thrilled to welcome Tony Bates and Don Carty to the VMware board of directors,” said Pat Gelsinger, chief executive officer, VMware. “With their business insight and experience across diverse industries as well as technology companies, their perspective and counsel will prove invaluable for the VMware board and executive team.”

Gelsinger added “Tony Bates brings a great combination of enterprise, service provider and consumer experience to VMware’s board which will be vital as we continue to build and develop VMware’s emerging growth businesses including NSX, AirWatch and Virtual SAN. Don Carty is a seasoned executive with operational and strategic experience across various companies and public boards.”

About VMware

VMware is a global leader in cloud infrastructure and business mobility. Built on VMware's industry-leading virtualization technology, our solutions deliver a brave new model of IT that is fluid, instant and more secure. Customers can innovate faster by rapidly developing, automatically delivering and more safely consuming any application. With 2015 revenues of $6.6 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at
www.vmware.com.

Media Contact:
Michael Thacker
VMware Global PR
mthacker@vmware.com
650-427-4454